                                                                     EXHIBIT 4.5

          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (ADTC), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

          THIS MOPPRS IS A GLOBAL SECURITY AS REFERRED TO IN THE INDENTURE HEREINAFTER REFERENCED. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL MOPPRS REPRESENTED HEREBY, TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.

Registered                                                          $120,000,000
No. R-1                                                     CUSIP No.: 232820AD2

                            CYTEC  INDUSTRIES  INC.

        6.846% MandatOry Par Put Remarketed Securities/SM*/ (AMOPPRS")
                               due May 11, 2025


     CYTEC INDUSTRIES INC., a Delaware corporation (the ACompany), promises to pay to Cede & Co., or its registered assigns, the principal amount of ONE HUNDRED TWENTY MILLION DOLLARS ($120,000,000) on May 11, 2025.

     Interest Payment Dates: May 11 and November 11, commencing November 11,
1998.

     Record Dates: April 26 and October 27.

     Additional provisions of this Security are set forth on the other side of this Security. Such additional provisions shall for all purposes have the same effect as if set forth at this place.


---------------------
* AMandatOry Par Put Remarketed Securities and AMOPPRS are service marks of Merrill Lynch & Co., Inc.

          IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized officers.

Dated:
                                    CYTEC INDUSTRIES INC.,

                                    By:


                                      -------------------------------
                                      Title:


                                      -------------------------------
                                      Title:
Dated:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

PNC BANK, NATIONAL ASSOCIATION,
as Trustee, certifies that this is one of the Securities referred to in the Indenture.


By:
   --------------------------------
  Authorized Signatory

         6.846% MandatOry Par Put Remarketed SecuritiesK (AMOPPRS)K**
                               due May 11, 2025



     1.   Interest.
          --------

          Cytec Industries Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the ACompany), promises to pay interest on the principal amount of this MOPPRS at a rate of 6.846% per annum to but excluding May 11, 2005 (the "Remarketing Date"). If, pursuant to the Remarketing Agreement, dated May 11, 1998 between Merrill Lynch, Pierce, Fenner & Smith Incorporated (the ARemarketing Dealer) and the Company (the "Remarketing Agreement"), the Remarketing Dealer elects to remarket the MOPPRS, then, except as otherwise set forth herein, (i) the MOPPRS shall be subject to mandatory tender to the Remarketing Dealer for remarketing on the Remarketing Date, on the terms and subject to the conditions set forth herein, and (ii) on and after the Remarketing Date, such MOPPRS shall bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth in Section 7 hereof (the "Interest Rate to Maturity"). The Company will pay interest semiannually on May 11 and November 11 of each year, commencing November 11, 1998. Interest on the MOPPRS will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 11, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     2.   Method of Payment.
          -----------------

          The Company will pay interest on the MOPPRS (except defaulted interest) to the Persons who are registered holders of MOPPRS at the close of business on the April 26 or October 27 next preceding the interest payment date even if MOPPRS are canceled after the record date and on or before the interest payment date. Holders must surrender MOPPRS to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the MOPPRS represented by a Global Security (including principal, premium and interest) may be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated MOPPRS (including principal, premium and interest) by mailing a check to the Registered address of each Holder thereof; provided, however, that payments on a


----------------------
** AMandatOry Par Put Remarketed Securities and (AMOPPRS) are service marks of Merrill Lynch & Co., Inc.

certificated MOPPRS will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

     3.   Paying Agent and Registrar.
          ---------------------------

          Initially, PNC Bank, National Association, a national banking association (ATrustee), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

     4.   Indenture.
     --   ---------

          The Company issued the MOPPRS under an Indenture dated as of March 15, 1998 (AIndenture), between the Company and the Trustee. The terms of the MOPPRS include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. 77aaa-77bbb) as in effect on the date of the Indenture (the AAct). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The MOPPRS are subject to all such terms, except as modified pursuant to Section 9.2 of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.

          The MOPPRS are general unsecured obligations of the Company limited to $120,000,000 aggregate principal amount (subject to Section 2.11 of the Indenture).

     5.   Purchase on the Remarketing Date; Purchase and Settlement.
          ---------------------------------------------------------

     (a) If the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date of its intention to purchase all then issued and outstanding MOPPRS for remarketing (the "Notification Date"), such principal amount of MOPPRS shall be subject to mandatory tender to the Remarketing Dealer on the Remarketing Date, in accordance with Section 5(b) below, except as set forth in this Section and
Section 6 below. The purchase price of such MOPPRS shall be equal to 100% of the principal amount thereof. Upon purchase, the Remarketing Dealer shall have the option, in its sole discretion, to elect to remarket the MOPPRS in accordance with the Remarketing Agreement for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. If the Remarketing Dealer makes such election, the obligation of the Remarketing Dealer to purchase the MOPPRS on the Remarketing Date shall be subject to the conditions set forth in the Remarketing Agreement. No Holder or actual purchaser of the MOPPRS ("Beneficial Owner") shall have any rights or claims under the

Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such MOPPRS.

     (b) Following the Notification Date, the tender and purchase of the MOPPRS provided for in Section 5(a) above shall be effected as follows, subject to Sections 8 and 9 below:

          (i) All of the tendered MOPPRS subject to remarketing shall be automatically delivered to the account of the Trustee, by book-entry through DTC or any successor thereto pending payment of the purchase price therefor, on the Remarketing Date.

          (ii) The Remarketing Dealer shall make or cause the Trustee to make payment to the DTC Participant by book-entry through DTC in accordance with the procedure of DTC, by the close of business, New York City time, on the Remarketing Date, against delivery through DTC of such Beneficial Owner's MOPPRS that have been purchased for remarketing by the Remarketing Dealer. The Company shall make or cause the Trustee to make payment of interest to each Beneficial Owner of the MOPPRS on the Remarketing Date by book-entry through DTC by the close of business, New York City time, on such date.

     6.   Maintenance of Book-Entry System.  The repurchase and settlement
          --------------------------------
procedures set forth in Section 5(b) above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to selling Beneficial Owners of repurchased MOPPRS, shall be subject to modification, notwithstanding any provision to the contrary set forth in Article IX of the Indenture, to the extent required by DTC or, if the book-entry system is no longer available for the MOPPRS at the time of the remarketing and if agreed to by the Remarketing Dealer in accordance with the Remarketing Agreement, to the extent required to facilitate the tendering and remarketing of MOPPRS in certificated form. In addition, the Remarketing Dealer may, notwithstanding any provision to the contrary set forth in Article IX of the Indenture and with the consent of the Company, which consent shall not be unreasonably withheld, modify the settlement procedures set forth herein in order to facilitate the settlement process.

     7.   Determination of Interest Rate to Maturity; Notification Thereof.
          ----------------------------------------------------------------
Subject to the Remarketing Dealer's election to remarket the MOPPRS as provided in Section 5(a), by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Remarketing Date (the "Determination Date"), the Remarketing Dealer shall determine the Interest Rate to Maturity to the nearest one hundred-thousandth (0.00001) of one percent per annum. The Interest Rate to Maturity shall be equal to the sum of 5.951% (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the MOPPRS.

     The "Applicable Spread" shall be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the entire aggregate principal amount of the MOPPRS at the Dollar Price, but assuming (i) an issue date that is the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date of the MOPPRS and (iii) a stated annual interest rate, payable semiannually on each Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS, the Company and the Trustee.

     "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities of thirty years.

     "Comparable Treasury Price" means, with respect to the Remarketing Date,
(a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or
(b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, (i) the average of the Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other services displaying the offer prices specified in
(a) above as may replace Dow Jones Markets Limited.

     "Dollar Price" means, with respect to the MOPPRS, the present value determined by the Remarketing Dealer, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below)..

     "Reference Corporate Dealers" means each of the Remarketing Dealer and four other leading dealers of publicly traded debt securities of the Company in the City of New York to be chosen by the Company (with the consent of the Remarketing Dealer, which consent shall not be unreasonably withheld), and their respective successors; provided that, in lieu of one such dealer, the Company may, with the consent of the Remarketing Dealer, select an institutional investor. If (i) the Company does not provide the Remarketing Dealer with the names of four other Reference Corporate Dealers by the close of business on the Business Day preceding the Determination Date or (ii) the Remarketing Dealer does not consent, by the close of the business on the Business Day preceding the Determination Date, to the four other Reference Corporate Dealers selected by the Company by such time, the Remarketing Dealer shall have the right to select such four other Reference Corporate Dealers, which selection shall be binding upon the parties. Notwithstanding the foregoing, if after the date hereof the Company becomes aware of any MOPPRS offering (a AReference MOPPRS Transaction) lead-managed by Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any successor) in which the Remarketing Dealer consented in the remarketing agreement entered into in connection with such Reference MOPPRS Transaction or otherwise (the AReference Remarketing Terms) to the inclusion among the class of persons selected to quote bids on the MOPPRS for purposes of the remarketing process in such Reference Remarketing Transaction of one or more institutional investors, the Company may designate one institutional investor in the place of one Reference Corporate Dealer under the Remarketing Agreement to the same extent and subject to the same terms and conditions as set forth in the Reference Remarketing Terms.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and SBC Warburg Dillon Read Inc. and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m New York City time, on the Determination Date.

     "Remaining Scheduled Payments" means, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date.

     "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price for the Remarketing Date.

     8.   Repurchase.  In the event that (i) the Remarketing Dealer for any
          ----------
reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) since the Notification Date, a material adverse change or any development or event (whether taken on its own or in combination with other adverse events arising out of the same circumstances occurring prior to the Notification Date) likely to result in a prospective material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreement shall have occurred, or (iv) the Remarketing Dealer for any reason does not elect to remarket the MOPPRS or (v) the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, then the Company will repurchase the entire principal amount of the MOPPRS on the Remarketing Date at a price equal to 100% of the principal amount of the MOPPRS, plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. In any such case, payment will be made by the Company to the DTC Participant of each Beneficial Owner of the MOPPRS, by book-entry through DTC by 1:00 p.m., New York City time, on the Remarketing Date against delivery through DTC of such Beneficial Owner's MOPPRS.

     9.   Redemption.  (a)  Notwithstanding any election by the Remarketing
          ----------
Dealer to remarket MOPPRS on the Remarketing Date, the purchase of the MOPPRS by the Remarketing Dealer on such date as set forth in Section 5(b) above shall be subject to the right of the Company to redeem the MOPPRS from the Remarketing Dealer as provided in Section 9(b) below.

     (b) The Company, in its sole and absolute discretion, shall have the right, upon notice to the Remarketing Dealer and the Trustee not later than the Business Day immediately preceding the Determination Date, to irrevocably elect to redeem the aggregate principal amount of the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price. The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to, but excluding, the date of redemption. If the Company elects to redeem the MOPPRS, it shall pay to the Remarketing Dealer the Optional Redemption Price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

     10.  Denominations; Transfer; Exchange.
          ---------------------------------

          The MOPPRS are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange MOPPRS in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.



     5.   Persons Deemed Owners.
     --   ---------------------

          The registered Holder of this MOPPRS may be treated as the owner of it for all purposes.

     11.  Unclaimed Money.
          ---------------

          If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

     6.   Discharge and Defeasance.
     --   ------------------------

          Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the MOPPRS and the Indenture with respect to the MOPPRS. If the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the MOPPRS to redemption or maturity, as the case may be.

     14.  Amendment, Waiver.
          -----------------

          Subject to certain exceptions set forth in the Indenture, (i) the Indenture with respect to the MOPPRS or the MOPPRS may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the MOPPRS and (ii) any default or non-compliance with any provision with respect to the MOPPRS may be waived with the written consent of the Holders of a majority in principal amount outstanding of the MOPPRS.
Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the MOPPRS to cure any ambiguity, omission, defect or inconsistency, or to comply with Article V of the Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add guarantees with respect to the MOPPRS or to secure the MOPPRS, or to add additional covenants or surrender rights and powers conferred on the Company, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Holder, or to evidence and provide for the acceptance of appointment of a successor Trustee or separate Trustee (or to change any provisions of the Indenture relating to such appointment).

     15.  Defaults and Remedies.
          ----------------------

          Under the Indenture, Events of Default include a (i) default in the payment of any interest upon any of the MOPPRS for 30 days or more after such payment is due; (ii) default in the payment of the principal of and premium, if any, on any of the MOPPRS when due; (iii) default by the Company in the performance, or breach, of any of its other covenants in the Indenture which will not have been remedied by the end of a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding MOPPRS; (iv) failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company or a Subsidiary in excess of $50.0 million principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding MOPPRS; and (v) certain events of bankruptcy, insolvency or reorganization of the Company.

          If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the MOPPRS may declare all the MOPPRS to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the MOPPRS being due and payable immediately upon the occurrence of such Events of Default.

          Holders may not enforce the Indenture or the MOPPRS except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the MOPPRS unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the MOPPRS may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

     7.   Trustee Dealings with the Company.
     --   ---------------------------------

          Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of MOPPRS and may otherwise deal with and collect obligations owed to it by the Company and may otherwise deal with the company with the same rights it would have if it were not Trustee.

     8.   No Recourse Against Others.
     --   --------------------------

          A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the MOPPRS or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a MOPPRS, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the MOPPRS.

     9.   Authentication.
     --   --------------

          This MOPPRS shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on this MOPPRS.


     19.  Abbreviations.
          -------------

          Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/T/M/A (=Uniform Transfers to Minors
Act).

     20.  Governing Law.
          -------------

          THIS MOPPRS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     21.  CUSIP Numbers.
          -------------

          Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the MOPPRS and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the MOPPRS or as contained in any notice of redemption and reliance may be placed only on the other indentification numbers placed thereon.

--------------------------------------------------------------------------------

                                 ASSIGNMENT FORM


          To assign this MOPPRS, fill in the form below:

          I or we assign and transfer this MOPPRS to



               (Print or type assignee's name, address and zip code)

               (Insert assignee's Soc. Sec. or Tax I.D. No.)


          and irrevocably appoint              agent to transfer this MOPPRS on
                                 --------------
          the books of the Company. The agent may substitute another to act for him.

          ----------------------------------------------------------------------


          Date:           Your Signature:
               ---------                 ---------------------------------------


          ----------------------------------------------------------------------

          Sign exactly as your name appears on the other side of this MOPPRS.

          SIGNATURE(S) GUARANTEED:


          ----------------------------------------------------------
          Signature(s) must be guaranteed by a member of an approved Signature Guarantee Medallion Program



          EXHIBIT4.5.DOC